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                                                                    Exhibit 99.1


               QUEST DIAGNOSTICS INITIATES QUARTERLY CASH DIVIDEND
          AND INCREASES SHARE REPURCHASE AUTHORIZATION BY $300 MILLION

TETERBORO, N.J., October 21, 2003--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that its Board of Directors has approved the payment of a quarterly cash dividend of $0.15 per share and increased the company's share repurchase authorization by an additional $300 million. The initial quarterly dividend will be payable on January 23, 2004 to shareholders of record on January 8, 2004.

Through September 30, 2003, $141 million of share repurchases had been made under the original authorization of $300 million approved by the Board in May, 2003. The dividend and the expansion of the repurchase program by an additional $300 million are expected to be funded through free cash flow and will have no significant impact on the company's growth strategy or its ability to finance future growth. The company had approximately 104 million shares outstanding as of September 30, 2003.

"The initiation of a dividend, coupled with the expansion of our share repurchase program, will enable us to return additional value to our shareholders while continuing to invest in growth opportunities," said Kenneth
W. Freeman, Chairman and Chief Executive Officer. "Taken together, the Board's actions reflect a high level of confidence in the company's financial strength and our ability to continue generating strong cash flows."

Additional information regarding the dividend is available at:
www.questdiagnostics.com.

Quest Diagnostics will hold its third quarter conference call on October 21 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts and investors may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, an audio replay will be available from 10:30 A.M. Eastern Time on October 21, 2003 through 12 P.M. Eastern Time on November 21, 2003 to investors in the U.S. by dialing 888-562-7244. Investors outside the U.S. may dial 402-220-6038. No password is required for either number.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable healthcare professionals to make decisions that improve health. The company offers the broadest access to diagnostic testing services in the United States through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and also empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve patient care. Additional company information is available at: www.questdiagnostics.com. A copy of our earnings press release, together with any information that would be required under Regulation G, will be available in the "Press Room" section of our website.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, unanticipated expenditures, changing relationships with customers, payers, suppliers and strategic partners, competitive environment, changes in government regulations, conditions of the economy and other factors described in the Quest Diagnostics Incorporated 2002 Form 10-K and subsequent filings.

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